Globix Announces Financial Management Changes

NEW YORK, New York, January 4, 2006. Globix Corporation (AMEX: GEX) announced the resignation of its Chief Financial Officer to accept another opportunity and the promotion of two finance professionals.

The company has begun a search for a successor to Robert M. Dennerlein, the company’s Chief Financial Officer, who has accepted a position with another technology company. Eric Sandman, who has been promoted to Senior Vice President, Finance and Corporate Development of Globix, will serve as principal financial officer pending the replacement of Mr. Dennerlein. In addition, Henry J. Conicelli, who recently joined Globix as Controller, has been appointed to serve as principal accounting officer. Mr. Sandman, age 40, was previously Vice President of Financial Planning and Analysis of Globix, and served as Director of Financial Planning and Analysis at Neon Communications, Inc. before it was acquired by Globix. Mr. Conicelli, age 46, was previously Vice President and Controller of Talk America, Inc., a telecommunications company located in New Hope, Pennsylvania.

Globix Corporation is a leading provider of application, media, IP infrastructure and network services and through its subsidiary, Neon Communications, Inc., provides advanced optical networking to carriers and large enterprise customers in the Northeast and mid-Atlantic. Globix and its subsidiaries have operations in New York, NY, Westborough, MA, London, U.K., Santa Clara, CA, Fairfield, NJ and Washington D.C. For more information visit www.globix.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are based on current information and expectations and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the company's ability to retain existing customers and attract new customers; its ability to achieve positive cash flow; its ability to integrate the operations of NEON into its existing operations; the company’s ability to fund its working capital requirements; the company's existing debt obligations and history of operating losses; its ability to integrate and upgrade its network; the company's ability to recruit and retain qualified personnel needed to staff its operations; potential market or technological changes that could render the company's products or services obsolete; changes in the regulatory environment; and other changes that are discussed in the company's Annual Report on Form 10-K and other documents that the company files with the SEC.

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CONTACT: investor@globix.com